Exhibit 99.1

Editas Medicine Announces Fourth Quarter and Full Year 2017 Results and Update

EDIT-101 for Leber Congenital Amaurosis type 10 (LCA10) on track for mid-2018 Investigational New Drug (IND) filing

Expecting at least five clinical-stage programs by end of 2022 as part of EM22 five-year goals

Year-end cash, cash equivalents, and marketable securities of $329 million expected to fund business for at least 24 months

CAMBRIDGE, Mass., March 6, 2018 (GLOBE NEWSWIRE) – Editas Medicine, Inc. (NASDAQ: EDIT), a leading genome editing company, today reported financial results for the fourth quarter and full year 2017.  The Company also outlined its recent achievements and anticipated progress as well as short- and long-term goals.

“Our accomplishments in 2017 provide strong momentum into 2018 and beyond as we work to bring transformative medicines to patients,” said Katrine Bosley, President and Chief Executive Officer of Editas Medicine.  “We advanced our lead experimental medicine, EDIT-101, toward the clinic, made important progress on multiple additional ocular and engineered cell medicine programs, and further strengthened our business with key new team members and strategic business development.  We are well positioned to achieve our EM22 five-year goals, which include having five medicines in clinical development in 2022."

Recent Achievements and Anticipated Progress

Bringing transformative medicines to patients

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EDIT-101 for LCA10 remains on track for a mid-2018 IND filing.  Over the past year, the Company has reported on its robust package of preclinical pharmacology data that supports this IND filing at multiple scientific and medical congresses.  In addition, Editas Medicine presented data at the Keystone Symposium on Genome Engineering with Programmable Nucleases demonstrating low prevalence of pre-existing antibodies in humans to Streptococcus pyogenes Cas9 and Staphylococcus aureus Cas9.  A clinical natural history study of LCA10 patients is underway to inform human interventional clinical trial design and facilitate enrollment.

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Broader ocular pipeline emerging with programs for the treatment of recurrent ocular herpes simplex virus type 1 (HSV-1) infection and Usher Syndrome type 2a (USH2a).  For the recurrent ocular HSV-1 program, the Company will present in vivo proof-of-concept data at the Association for Research in Vision & Ophthalmology in late April.   For the USH2a program, the Company and collaborators at Massachusetts Eye and Ear plan to present results that validate a potential gene editing approach in the first half of the year.

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First oncology candidate from collaboration with Juno Therapeutics, Inc. (Juno Therapeutics) progressing towards clinical trials.  Juno Therapeutics plans to begin IND-enabling studies this year and aims to initiate human clinical trials next year for a T cell medicine, with Editas Medicine's proprietary gene edits, to treat human papillomavirus (HPV)-associated solid tumors.

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Exploring development of a superior medicine for sickle cell disease and beta-thalassemia.  The Company is pursuing multiple approaches including gene disruption to durably induce high levels of fetal hemoglobin and gene insertion to restore adult hemoglobin while simultaneously eliminating sickle hemoglobin.  The Company expects to present its latest progress on its work to induce high levels of fetal hemoglobin in the first half of the year.

Advancing organizational excellence

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Strengthened Board of Directors with appointment of Jessica Hopfield, Ph.D.  Dr. Hopfield is a former Partner of McKinsey & Company with more than 20 years of experience in the medical and healthcare fields.

Building a sustainable and valued business

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Acquired certain assets and capabilities from i2 Pharmaceuticals’ and certain of its affiliated companies for guide RNA engineering and manufacturing. This acquisition brings world-class RNA chemistry capabilities and proprietary classes of guide RNAs with distinct intellectual property and exemplifies our continued commitment to build an unparalleled genome editing platform to develop best-in-class CRISPR medicines.

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Strengthened balance sheet to fund business through multiple value inflection points.  The Company held cash, cash equivalents, and marketable securities of $329 million as of December 31, 2017, providing at least 24 months of funding for operating expenses and capital expenditures.  In addition, the Company raised approximately $50 million in gross proceeds in the first quarter of 2018 through its at-the-market facility.

2018 Goals

Editas Medicine has established the following goals for the year ahead:

•	Submit IND for LCA10 program by mid-2018;

•	Report preclinical proof-of-concept from additional programs;

•	Advance manufacturing capabilities to enable additional IND(s) in 2019;

•	Establish additional important strategic alliances; and

•	Continue to build a best-in-class organization and culture.

Editas Medicine’s EM22 Vision and Goals

By the end of 2022, Editas Medicine expects to be delivering on its commitment to patients with serious diseases around the world by advancing:

•	At least three experimental medicines in early-stage clinical trials;

•	At least two experimental medicines in or ready for late-stage clinical trials; and

•	A best-in-class platform, pipeline, and organizational culture for developing genomic medicines.

These goals build on Editas Medicine’s current success and on the breadth of its platform to make genome editing medicines. The EM22 goals include delivering at least two experimental medicines in ophthalmology and at least one from the collaboration with Juno Therapeutics. Further, the 2022 clinical pipeline is expected to include medicines that incorporate important advancements from the platform as well as at least one new kind of gene edited cell medicine.

Upcoming Events

Editas Medicine will participate in the following investor events:

•	Cowen & Company 38th Annual Health Care Conference, March 14, 8:00 a.m. ET, Boston;

•	Barclays Global Healthcare Conference, March 15, 8:30 a.m. ET, Miami;

•	Morgan Stanley Healthcare Corporate Access Day, March 20, Boston; and

•	Oppenheimer 28th Annual Healthcare Conference, March 21, 9:45 a.m. ET, New York.

Editas Medicine will participate in the following scientific and medical conferences:

•	Association for Research in Vision & Ophthalmology, April 29-May 3, Honolulu; and

•	American Society of Gene & Cell Therapy, May 16-19, Chicago.

Fourth Quarter and Full Year 2017 Financial Results

Cash, cash equivalents, and marketable securities at December 31, 2017, were $329.1 million, compared to $295.7 million at September 30, 2017, and $185.3 million at December 31, 2016.

For the three months ended December 31, 2017, net loss attributable to common stockholders was $36.2 million, or $0.84 per share, compared to $39.4 million, or $1.10 per share, for the same period in 2016.

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Collaboration and other research and development revenues were $3.7 million for the three months ended December 31, 2017, compared to $0.9 million for the same period in 2016.  The $2.8 million increase was primarily due to a $3.2 million increase in revenue recognized pursuant to our strategic alliance with Allergan, partially offset by a $0.4 million decrease in reimbursable research and development expenses.

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Research and development expenses decreased by $0.4 million, to $26.4 million for the three months ended December 31, 2017, from $26.8 million for the same period in 2016.  The $0.4 million decrease was primarily related to a $16.5 million decrease in license fees primarily related to payments due under certain licensing agreements that were executed in 2016, and a $0.2 million decrease in other expenses including facility-related expenses, partially offset by a $9.5 million increase in success payments due to triggering multiple success payments under the previously mentioned license agreements, a $3.4 million increase in stock-based compensation expense, a $2.6 million increase in process and platform development costs, and a $0.8 million increase in employee related expenses.

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General and administrative expenses increased by $0.7 million to $13.7 million for the three months ended December 31, 2017, from $13.0 million for the same period in 2016.  The $0.7 million increase was primarily related to a $0.9 million increase in stock-based compensation, a $0.4 million increase in other expenses including facility-related expenses, and a $0.4 million increase in employee related expenses, partially offset by a $1.0 million decrease in patent related expenses.

For the full year 2017, net loss attributable to common stockholders was $120.3 million, or $2.98 per share, compared to $97.2 million, or $3.02 per share, for 2016.

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Collaboration and other research and development revenues were $13.7 million for 2017, compared to $6.1 million for 2016.  The increase of $7.6 million was due to a $8.8 million increase in revenue recognized related to our strategic alliance with

Allergan, partially offset by a $1.2 million decrease in reimbursable research and development expenses.

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Research and development expenses for 2017 were $83.2 million, compared to $57.0 million for 2016.  The increase of $26.2 million was due to a $14.5 million increase in success payments due to triggering multiple success payments under certain licensing agreements during 2017, a $7.5 million in increase in process and platform development expenses, a $5.3 million increase in employee related expenses, a $2.5 million increase in stock-based compensation, and a $0.2 million increase in other expenses including facility-related expenses, partially offset by a decrease of $3.8 million in license fees primarily related to payments due under certain licensing agreements that were executed in 2016.

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General and administrative expenses were $50.5 million for 2017, compared to $46.3 million for 2016.  The increase of $4.2 million was due to a $4.0 million increase in stock-based compensation, a $2.0 million increase in employee related expenses, a $0.7 million increase in other expenses including facility-related expenses, and a $0.5 million increase in professional service expenses, partially offset by a $3.0 million decrease in intellectual property and patent related fees associated with patents and patent applications, which was primarily due to the fact that the Company’s in-licensors had additional legal costs during the year ended December 31, 2016.

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Other income (expense), net for 2017 was $(0.4) million, compared to $5 thousand for 2016.  The decrease was primarily attributable to interest expense on certain promissory notes, incurring a full year of interest expense on our construction financing lease obligation, and amortization of premiums associated with marketable securities, partially offset by rental income from our subtenant, interest income, and accretion of discounts associated with marketable securities.

Conference Call

The Editas Medicine management team will host a conference call and webcast today at 5:00 p.m. ET to provide and discuss a corporate update and financial results for the fourth quarter and full year 2017.  To access the call, please dial 844-348-3801 (domestic) or 213-358-0955 (international) and provide the passcode 2449529.  A live webcast of the call will be available on the Investors & Media section of the Editas Medicine website at www.editasmedicine.com and a replay will be available approximately two hours after its completion.

About Editas Medicine

As a leading genome editing company, Editas Medicine is focused on translating the power and potential of the CRISPR/Cas9 and CRISPR/Cpf1 genome editing systems into a robust pipeline of treatments for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize transformative, durable, precision genomic medicines for a broad class of diseases. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “goals,” ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ “track,” ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  Forward-looking statements in this press release include statements regarding the Company’s 2018 goals, including, without limitation, submitting an IND for the LCA10 program by mid-2018, the Company’s EM22 goals, including, without limitation, having five experimental medicines in the clinic by 2022, and establishing additional alliances. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation and completion of preclinical studies and clinical trials and clinical development of the Company’s product candidates; availability and timing of results from preclinical studies and clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or to market products and availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements.  These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future.  Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

EDITAS MEDICINE, INC.

Consolidated Statement of Operations

(amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Collaboration and other research and development revenues	$3,667	$898	$13,728	$6,053
Operating expenses:
Research and development	26,424	26,835	83,159	56,979
General and administrative	13,685	13,047	50,502	46,262
Total operating expenses	40,109	39,882	133,661	103,241
Operating loss	(36,442)	(38,984)	(119,933)	(97,188)
Other income (expense), net:
Other income (expense), net	129	(35)	587	(57)
Interest income (expense), net	124	(357)	(978)	62
Total other income (expense), net	253	(392)	(391)	5
Net loss	$(36,189)	$(39,376)	$(120,324)	$(97,183)
Accretion of redeemable convertible preferred stock to redemption value	$-	$-	$-	$(47)
Net loss attributable to common stockholders	$(36,189)	$(39,376)	$(120,324)	$(97,230)
Net loss per share attributable to common stockholders, basic and diluted	$(0.84)	$(1.10)	$(2.98)	$(3.02)
Weighted-average common shares outstanding, basic and diluted	42,593,917	35,731,230	40,323,631	32,219,717

EDITAS MEDICINE, INC.

Selected Consolidated Balance Sheet Items

(amounts in thousands)

(Unaudited)

	December 31,	December 31,
	2017	2016

Cash, cash equivalents, and marketable securities	$329,139	$185,323
Working capital	295,492	154,100
Total assets	373,260	229,182
Deferred revenue, net of current portion	94,725	26,000
Construction financing lease obligation, net of current portion	33,431	35,096
Total stockholders' equity	208,080	134,607

Media Contact

Cristi Barnett

(617) 401-0113

cristi.barnett@editasmed.com

Investor Contact

Mark Mullikin

(617) 401-9083

mark.mullikin@editasmed.com